Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Corporation Announces Fourth Quarter 2023 Financial Results

Finished Year with Record Top Line Results; Large Pipeline of Opportunities for 2024 & Beyond

Norton, Massachusetts – March 6, 2024 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal fourth quarter ended December 30, 2023.

Fourth Quarter Highlights

●	Revenue of $6.7 million for the fourth quarter of 2023 versus $6.1 million in the prior-year period, primarily due to growth in shipments

●	Gross margin of 17.0 percent versus 26.6 percent in the fourth quarter of 2022, reflecting certain quality issues with a major customer

●	Operating profit of $0.1 million for the quarter ended December 30, 2023 compared to $0.3 million in the prior-year period

“We finished the year with the highest annual revenue in the Company’s history – $27.6 million – driven by 10 percent growth in the fourth quarter versus the prior-year period,” said Brian Mackey, President and CEO. “We are cautiously optimistic that the quality issues previously disclosed have been largely mitigated and should not have a material impact on 2024 results. While the Continuing Resolution in Washington has hampered certain decision making, impacting some of our new business development initiatives, we believe our strong position across the Company’s diverse end markets provides plenty of opportunity for further top line expansion. That said, the U.S. Navy contract for HybridTech Armor® panels is, as previously discussed, expected to be completed during the second quarter of this year. We remain steadfast in our mission to pursue other fast-growing industrial and technological applications that can accelerate demand and drive CPS to new levels of performance. We continue to invest for the future, and I am confident that order flow will improve as the year plays out. Even as short-term headwinds exist, the future is bright for CPS.”

Results of Operations

CPS reported revenue of $6.7 million in the fourth quarter of fiscal 2023 versus $6.1 million in the prior-year period, reflecting overall growth in product shipments. Gross profit was $1.1 million, or 17.0 percent of revenue, versus $1.6 million, or 26.6 percent of revenue, in the fiscal 2022 fourth quarter, with the lower gross margin year-over-year largely due to quality issues with one of the Company’s major customers.

Operating profit was $0.1 million in the fiscal 2023 fourth quarter compared with $0.3 million in the prior-year period. Reported net income was also $0.2 million, or $0.01 per diluted share, versus $0.3 million, or $0.02 per diluted share, in the quarter ended December 31, 2022.

Conference Call

The Company will be hosting its fourth quarter 2023 earnings call at 9:00 am on March 7, 2024. Those interested in participating in the conference call should dial the following:

Call in Number: 1-844-943-2942

Participant Passcode: 531915

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is a technology and manufacturing leader in producing high-performance materials solutions for its customers. The company’s products and intellectual property address critical needs in a variety of applications, including electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, Navy ships, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications.  CPS’ armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions for the transition to clean energy.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2024 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Revenues:
Product sales	$6,747,199	$6,115,352	$27,550,646	$26,586,926
Total revenues	$6,747,199	$6,115,352	$27,550,646	$26,586,926

Cost of product sales	5,598,616	4,489,640	20,725,237	19,285,846
Gross Margin	1,148,583	1,625,712	6,825,409	7,301,080

Selling, general, and administrative expense	1,004,948	1,316,530	5,126,046	5,066,660
Income from operations	143,635	309,182	1,699,363	2,234,420

Interest/Other income (expense)	80,823	9,866	253,018	635,248
Net income before income tax	224,458	319,048	1,952,381	2,887,668
Income tax provision (benefit)	84,948	50,057	582,085	756,268
Net income	$139,510	$268,991	$1,370,296	$2,131,400

Wtd. Avg. basic common shares outstanding - diluted	14,617,473	14,649,719	14,628,811	14,675,646

Net income per basic common share	$0.01	$0.02	$0.09	$0.15

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	December 30,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$8,813,626	$8,266,753
Accounts receivable-trade, net	4,389,155	3,777,975
Accounts Receivable - other	83,191	685,668
Inventories, net	4,581,930	4,875,901
Prepaid expenses and other current assets	276,349	211,242
Total current assets	18,144,251	17,817,539
Net property and equipment	1,556,139	1,326,968

Right-of-use lease asset	332,000	466,000
Deferred taxes, net	1,569,726	2,069,436
Total Assets	$21,602,116	$21,679,943

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	46,797	43,711
Accounts payable	2,535,086	1,836,865
Accrued expenses	1,075,137	820,856
Deferred revenue	251,755	2,521,128
Lease liability, current portion	160,000	157,000
Total current liabilities	4,068,775	5,379,560
Note payable less current portion	8,090	54,847
Deferred revenue – long term	31,277	231,020
Long term lease liability	172,000	309,000
Total liabilities	4,280,142	5,974,427

Total stockholders’ equity	17,321,974	15,705,516
Total liabilities and stockholders’ equity	$21,602,116	$21,679,943